Mark Hounsell Chief Legal Officer Tel: (514) 734-5779 Fax (514) 340-5530 mark.hounsell@cae.com CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6 August 13, 2026 To: Alberta Securities Commission British Columbia Securities Commission Manitoba Securities Commission Office of the Administrator, New Brunswick Securities Commission of Newfoundland and Labrador Ontario Securities Commission Nova Scotia Securities Commission Registrar of Securities, Prince Edward Island Autorité des marchés financiers Saskatchewan Securities Commission Re: CAE Inc. Report of Voting Results pursuant to Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) Following the annual meeting of shareholders of CAE Inc. (the “Corporation”) held on August 12, 2026 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting: Items Voted Upon Voting Results 1. Election of Directors  The thirteen (13) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto. 2. Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditor  PricewaterhouseCoopers LLP was appointed as the Corporation’s auditor pursuant to a vote conducted by ballot. 239,129,419 (92.74%) of the votes received on this matter were voted FOR the appointment and 18,716,336 (7.26%) of the votes were WITHHELD. 3. Advisory (non-binding) resolution on Executive Compensation  The advisory (non-binding) resolution was approved pursuant to a vote conducted by ballot. 240,608,983 (94.35%) of the votes received on this matter were voted FOR the resolution and 14,397,920 (5.65%) of the votes were cast AGAINST. The total votes received at the Meeting, being 257,845,758, represents 80.11% of the 321,849,081 issued and outstanding Common Shares of the Corporation as of the Record Date, as such terms are defined in the Corporation’s Notice of Annual Meeting of Shareholders and 2026 Management Proxy Circular. Sincerely, /s/ Mark Hounsell Encl. cc: U.S. Securities and Exchange Commission

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SCHEDULE "A"

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes against	Against (%)
Sophie Brochu	197,552,431	77.47%	57,454,470	22.53%
Matthew Bromberg	253,533,889	99.42%	1,472,809	0.58%
Patrick Decostre	249,274,959	97.75%	5,731,939	2.25%
Elise Eberwein	247,889,860	97.21%	7,116,843	2.79%
Ian L. Edwards	252,407,524	98.98%	2,599,373	1.02%
Marianne Harrison	248,583,596	97.48%	6,423,101	2.52%
Peter Lee	250,510,158	98.24%	4,496,546	1.76%
Katherine A. Lehman	249,799,390	97.96%	5,207,310	2.04%
Mary Lou Maher	252,146,222	98.88%	2,860,482	1.12%
Bruce Ross	254,049,872	99.62%	956,826	0.38%
Calin Rovinescu	241,602,337	94.74%	13,404,561	5.26%
Patrick M. Shanahan	252,121,674	98.87%	2,884,430	1.13%
Louis Têtu	230,603,184	90.43%	24,403,713	9.57%